Exhibit 3.19

(Translation)

ARTICLES OF INCORPORATION

OF

ISRON CORPORATION

CHAPTER I. GENERAL PROVISIONS

Article 1.	Corporate Name

The name of the Company shall be ISRON (in “Katakana”) Kabushiki Kaisha. In the English language it shall be known as ISRON CORPORATION.

Article 2.	Location of Head Office

The Company shall have its head office in Osaka City.

Article 3.	Purposes

The purposes of the Company shall be as follows:

1.	Development, design and sales of semiconductors

2.	Contractor business and technical assistance of development and design of semiconductors

3.	Development, design and sales of electronic circuits

4.	Development, design and sales of software

5.	All business incidental to and necessary to perform any of the foregoing items

Article 4.	Method of Public Notice

Public Notices of the Company shall be published in the Official Gazette.

CHAPTER II. SHARES

Article 5.	Numbers of Shares to be Issued

The total number of shares authorized to be issued by the Company shall be thirty two thousand (32,000) shares.

Article 6.	Fraction Less Than One Share

Any fraction less than one share of the Company shall not be registered in the fractional share register as a fractional share.

Article 7.	Types of Share Certificates

The types of share certificates to be issued by the Company shall be designated by resolution of the Board of Directors.

Article 8.	Record Date

1.	The shareholders of the Company who are permitted to exercise their rights at an ordinary general meeting of shareholders concerning each fiscal year shall be those shareholders registered on the Register of Shareholders as of the end of the same fiscal year.

2.	In addition to the preceding paragraph, whenever necessary, the Company may, by giving public notice, temporarily fix a record date, by the resolution of the Board of Directors.

Article 9.	Share Handling Regulations

The procedures for registration of transfer of shares and any other proceedings concerning share handling and related fees shall be governed by Share Handling Regulations adopted by resolution of the Board of Directors.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 10.	Holding of General Meeting of Shareholders

1.	An ordinary general meeting of Shareholders shall be held in February of each year.

2.	In addition to the preceding paragraph, an extraordinary general meeting of Shareholders shall be held whenever necessary.

Article 11.	Chairman of General Meetings

The President shall act as the chairman at a general meeting of shareholders. When the President is unable to act as chairman, one of the other directors, in accordance with the order previously determined by a resolution of the Board of Directors, shall act as the chairman.

Article 12.	Requirements for Ordinary Resolution

Except as otherwise provided for by applicable laws or ordinances or this Articles, resolutions of the general meeting of shareholders shall be adopted by a majority of votes of shareholders present at the meeting.

Article 13.	Exercise of Voting Rights by a Proxy

1.	A shareholder may exercise his vote by proxy given to another shareholder, who has the right to vote.

2.	The proxy holder appointed pursuant to the preceding paragraph shall submit to the Company a document evidencing power of representation at each general meeting of shareholders.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 14.	Number of Directors

There shall be no less than three (3) directors of the Company.

Article 15.	Election of Directors

1.	In case of the election of directors, shareholders representing not less than one third (1/3) of the number of voting rights of all shareholders shall attend the meeting, and the resolutions of the general meeting of shareholders shall be adopted by a majority of votes of shareholders present at the meeting.

2.	The election of directors shall not be based on cumulative voting.

Article 16.	Term of Office of Directors

1.	The terms of office of directors shall expire upon the conclusion of the ordinary general meeting of shareholders for the last fiscal year ending within two (2) years after their assumption of office.

2.	The term of office of a director elected as a replacement director or due to increase of directors shall expire when the terms of office of the other directors expire.

Article 17.	Notice of the Meeting of the Board of Directors

A notice of a meeting of the Board of Directors shall be dispatched to each director at least seven (7) days prior to the date of such meeting, provided, however, that the period of notice may be shortened in the case of an emergency.

Article 18.	Directors with Managing Position and Representative Directors

1.	The Board of Directors may, pursuant to a resolution, elect one Chairman and one President, one or more Vice Presidents, senior managing directors and managing directors, from among the directors.

2.	The Board of Directors shall, pursuant to a resolution, elect one or more directors to represent the Company.

Article 19.	Remuneration for Directors

Remuneration for directors shall be determined by the resolution of a general meeting of shareholders.

CHAPTER V. AUDITORS

Article 20.	Number of Auditors

The Company shall have one (1) or more auditors.

Article 21.	Election of Auditor

In case of the election of auditor, shareholders representing not less than one third (1/3) of the number of voting rights of all shareholders shall attend the meeting, and the resolutions of the general meeting of shareholders shall be adopted by a majority of votes of shareholders present at the meeting.

Article 22.	Term of Office of Auditor

1.	The term of office of an auditor shall expire upon the conclusion of the ordinary general meeting of shareholders for the last fiscal year ending within four (4) years after his assumption of office.

2.	The term of office of an auditor elected as a replacement auditor shall expire when the terms of office of the auditor he is replacing would have expired.

Article 23.	Remuneration for Auditor

Remuneration for the auditor shall be determined by the resolution of a general meeting of shareholders.

CHAPTER VI. ACCOUNTS

Article 24.	Fiscal Year Period

The fiscal year period of the Company shall commence on January 1 of each year and end on December 31.

Article 25.	Distribution of Dividends

Dividends on shares shall be paid to shareholders or registered pledgees appearing on the Register of Shareholders as of the end of each fiscal year.

Article 26.	Forfeiture of Dividends

In case the dividends have not been received within three (3) years from the day of commencement of payments, the Company shall be released from the payment obligation.